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                                                                      EXHIBIT B


                           BY-LAWS

                             OF

         LONG ISLAND PHYSICIAN HOLDINGS CORPORATION


                     ARTICLE VI - SHARES

SECTION 4. TRANSFER RESTRICTIONS:




              (a) GENERAL TRANSFER RESTRICTIONS. Except as specifically permitted by these by-laws, no shares of the Corporation's capital stock nor any interest therein may be validly sold, assigned, encumbered or otherwise transferred for consideration or otherwise, and no purported transferee will be recognized as a shareholder of the Corporation for any purpose whatsoever unless the purported transfer has been made in accordance with applicable Federal and state securities laws and the terms and conditions of the transfer restrictions set forth below. Any assignment, encumbrance, disposition or other attempt to transfer any of the Corporation's shares other than as provided for herein shall be void and of no effect, and the Corporation may refuse to carry out such transaction on its books, attempt to set aside the transaction and/or exercise any other legal remedy. It will be a condition to the Corporation transferring any shares on its books and issuing a new share certificate evidencing such transferred shares in the name of the transferee that (i) the transferee shall execute any and all documents and take any and all actions, including applying for and being accepted as a member of the appropriate Practice Association, as the Corporation

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may reasonably require to ensure that the rights of the Corporation and its shareholders are adequately protected, and (ii) the Corporation satisfies itself that such transfer complies in all respects with the requirements imposed by all applicable Federal and state securities laws.



         Notwithstanding anything set forth herein to the contrary, any shareholder who is no longer an active member in good standing with a Practice Association affiliated with the Corporation or any HMO established or caused to be established by the Corporation may not hold any voting shares of the Corporation. In the event any such non-member shareholder does own a voting share of the Corporation, such voting share shall be exchanged for a non-voting share upon such non-member shareholder's termination or retirement from the Practice Association, or two years from the date of death of such shareholder all as more fully set forth below.



              (b) TRANSFER UPON DEATH OF A SHAREHOLDER. Upon the death of a shareholder, the decedent's estate shall have two years from the date of death within which it may sell shares of the Corporation to the purchaser of the decedent's practice; PROVIDED, that any potential purchaser of the shares shall otherwise meet the criteria for share ownership and membership in the appropriate Practice Association before any sale of decedent's shares of the Corporation is consummated; and PROVIDED, FURTHER, that in the event that the decedent's practice is purchased by an individual shareholder who already holds one share of Class A Common Stock of the Corporation, any share of Class A Common Stock held by the estate and proposed to be sold in connection with the sale of the decedent's practice shall automatically be exchanged for one share of Class B Common Stock immediately prior to the consummation of any sale. During this two-year period, the executor (or administrator) of the decedent's estate shall be entitled to vote any share of voting stock held by the decedent.



         If, after the passage of two years from the date of the shareholder's death, the estate has been unable or unwilling to find a purchaser for the practice, or the estate has found a purchaser but such purchaser either does not otherwise qualify for share ownership in the Corporation , the Corporation shall have the right, but not the obligation, to purchase any or all of the decedent's shares of Corporation stock from the estate. The Corporation's right to purchase such shares may be exercised in whole or in part and may be exercised by giving written notice of such exercise to the estate no later than sixty (60) days following the expiration of the two-year period following the decedent's death. The purchase price for the shares of stock that the Corporation elects to purchase shall be equal to the per share value for such shares determined by the Corporation's independent certified public accountants at the end of the most recent fiscal year completed prior to such purchase.



         In the event that the Corporation elects to purchase none or less than all of the shares of the Corporation held by the estate, the estate may offer and sell the shares remaining after the Corporation's election to any other member of any Practice Association affiliated with the Corporation or any HMO established or caused to be established by the Corporation; in such event, however, any share of Class A Common Stock previously held by the decedent shall automatically be exchanged for one share of Class B Common Stock immediately prior to the consummation of any sale.



              (c) TRANSFER UPON TERMINATION FROM MEMBERSHIP IN PRACTICE ASSOCIATION. In the event that any shareholder's membership in one of the Practice Associations is terminated for any reason other than retirement of such shareholder from the active practice of such shareholder's health care profession (such reasons to include, but not be limited to, voluntary termination by the shareholder), the Corporation shall have the right, but not the obligation, to purchase any or all of the terminated shareholder's shares from the shareholder. The Corporation's right to purchase such shares may be exercised in whole or in part, and may be exercised by giving written notice of such exercise to the shareholder no later than sixty (60) days following the effective date of termination of the shareholder from the Practice Association. The purchase price for the shares of stock that the Corporation elects to purchase


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shall be equal to the per share value for such shares determined by the
Corporation's independent certified public accountants at the end of the most recent fiscal year completed prior to such purchase.


         In the event that the Corporation elects to purchase none or less than all of the shares of the Corporation held by the terminated shareholder, the terminated shareholder may offer and sell the shares remaining after the Corporation's election to any other member of any Practice Association; in such event, however, any share of Class A Common Stock previously held by the terminated shareholder shall automatically be exchanged for one share of Class B Common Stock immediately prior to the consummation of any sale.


              (d) RETIREMENT FROM PROFESSIONAL PRACTICE. In the event that any shareholder retires from the active practice of his or her chosen health care profession (and is thus no longer eligible for membership in the appropriate Practice Association), the retiring shareholder may either (i) sell the shares of Corporation stock owned by such shareholder to any purchaser of such retiring shareholder's practice; PROVIDED, that any potential purchaser of the shares shall otherwise meet the criteria for share ownership and membership in the appropriate Practice Association before any sale of such retiring shareholder's shares of the Corporation be consummated; and PROVIDED, FURTHER, that in the event that the retiring shareholder's practice is purchased by an individual shareholder who already holds one share of Class A Common Stock of the Corporation, any share of Class A Common Stock held by the retiring shareholder and proposed to be sold in connection with the sale of the retiring shareholder's practice shall automatically be exchanged for one share of Class B Common Stock immediately prior to the consummation of any sale; or (ii) make a written request addressed to the President of the Corporation that any share of Class A Common Stock held by such retiring shareholder be exchanged for one share of Class B Common Stock, and the retiring shareholder shall be able to continue to hold all such shares of Class B Common Stock of the Corporation; or
(iii) make a written request addressed to the President of the Corporation that any share of Class A Common Stock held by such retiring shareholder be exchanged for one share of Class B Common Stock, and the retiring shareholder shall be entitled to sell any or all shares of Class B Common Stock held by such retiring shareholder to any other member of a Practice Association affiliated with the Corporation and any HMO established or caused to be established by the Corporation.



              (e) Until December 31, 1996, no transfer of shares may be made to any person who is not a BONA FIDE resident of the State of the New York.



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